                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/   /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                       Only (as permitted by Rule 14a-6(e)(2))
/ X /  Definitive Proxy Statement
/   /  Definitive Additional Materials
/   /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            RIVERSIDE GROUP, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              RIVERSIDE GROUP, INC.
                              7800 BELFORT PARKWAY
                           JACKSONVILLE, FLORIDA 32256

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                                  April 29, 1996

To Our Shareholders:

         You are cordially invited to attend the Annual Meeting of Shareholders of Riverside Group, Inc. to be held at 8:30 a.m., Central Daylight Time, on May 20, 1996, at the executive offices of Wickes Lumber Company, 706 Deerpath Drive, Vernon Hills, Illinois.

         The meeting will be held for the following purposes:

         (1) To elect a Board of Directors for one year and until their successors have been elected and qualified.

         (2) To approve the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company.

         (3) To transact such other business as may properly come before the meeting.

         Shareholders of record at the close of business on April 24, 1996, will be entitled to vote at the Annual Meeting.

         Whether or not you expect to attend the meeting, please read the accompanying Proxy Statement and complete, sign, date and return the accompanying Proxy in the enclosed postage paid envelope at your earliest convenience. You may revoke your Proxy at any time before it is exercised by following the instructions set forth on the first page of the accompanying Proxy Statement.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE AND THE PROPOSAL.

         We hope you will plan to attend the meeting.

                                                 Sincerely,

                                                 J. Steven Wilson,
                                                 Chairman, President and Chief
                                                 Executive Officer

                                TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----

General Information.......................................................     1

Securities Outstanding....................................................     1

Principal Security Holders and Security Ownership of Management ..........     2

Election of Directors.....................................................     3

Board of Directors' Meetings and Compensation.............................     4

Management................................................................     4

Report of the Compensation Committee......................................     4

Compensation Committee Interlocks and Insider Participation...............     5

Executive Compensation....................................................     5

Certain Relationships and Related Transactions............................     8

Compliance with Section 16(a) of the Securities Exchange Act of 1934 .....     9

Approval of Auditors......................................................     9

Comparison of Cumulative Total Return.....................................    10

Other Matters.............................................................    10

Shareholder Proposals.....................................................    10

Expenses of Solicitation  ................................................    10

                            RIVERSIDE GROUP, INC.

                               PROXY STATEMENT

                             GENERAL INFORMATION

         This Proxy Statement is furnished to shareholders of Riverside Group, Inc. (the "Company") in connection with the solicitation by the Board of Directors of Proxies to be used at the 1996 Annual Meeting of Shareholders of the Company. The meeting will be held at 8:30 a.m., Central Daylight Time, on May 20, 1996, at the executive offices of Wickes Lumber Company, 706 Deerpath Drive, Vernon Hills, Illinois. This Proxy Statement and enclosed form of Proxy were first sent to shareholders on or about April 29, 1996.

         The Board of Directors of the Company is soliciting Proxies so that each shareholder is given an opportunity to vote. These Proxies enable shareholders to vote on all matters that are scheduled to come before the meeting. When Proxies are returned properly executed, the shares represented thereby will be voted by the Proxy Committee in accordance with the shareholders' directions. Shareholders are urged to specify their choices by marking the enclosed Proxy; if no choice has been specified, the shares will be voted "with" authority to vote for directors and "for" the proposal. The Proxy also confers upon the Proxy Committee discretionary authority to vote the shares represented thereby on any other matter that may properly be presented for action at the meeting.

         If the enclosed Proxy is duly executed and returned, it may nevertheless be revoked at any time, insofar as it has not been exercised, by voting in person, by duly executing and delivering a subsequent Proxy or by providing written notice to the Company's President or Secretary. The shares represented by the Proxy will be voted unless the Proxy is revoked or is mutilated or otherwise received in such form or at such time as to render it not votable.

         Votes cast by proxy or in person at the meeting, which will be tabulated by inspectors of election appointed for the meeting, will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

         The Proxy Committee is composed of J. Steven Wilson, Chairman, President and Chief Executive Officer of the Company, and Kenneth M. Kirschner, Vice Chairman and Secretary of the Company, who will vote all shares of common stock represented by Proxies.

         The principal executive offices of the Company are located at 7800 Belfort Parkway, Suite 100, Jacksonville, Florida 32256.

                             SECURITIES OUTSTANDING

         Only holders of shares of the Company's common stock, par value $.10 per share ("Common Stock"), of record at the close of business on April 24, 1996, will be entitled to vote at the meeting. On that date, 5,311,123 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders, including election of directors. Approval of each of the matters to be acted upon at the Annual Meeting of Shareholders will require a majority of the votes cast at the meeting to be cast in favor of the matter.

         PRINCIPAL SECURITY HOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

         The following table contains information as of April 15, 1996, concerning beneficial ownership of Common Stock by (i) persons known by the Company to own beneficially more than five percent of Common Stock, (ii) the Company's directors, (iii) the executive officers of the Company named in the Summary Compensation Table below and (iv) all executive officers and directors of the Company as a group.

NAME OR IDENTITY                          Amount and nature of beneficial ownership (1)     Percent of Class
- ----------------                          ---------------------------------------------     ----------------
5% STOCKHOLDERS:

J. Steven Wilson                                           3,183,168 (2)                           59.9
7800 Belfort Parkway
Jacksonville, Florida 32256

Wilson Financial Corporation                               3,063,553 (2)                           57.7
7800 Belfort Parkway
Jacksonville, Florida 32256

Kenneth M. Kirschner                                         465,000 (3)                            8.7
One Independent Drive
Jacksonville, Florida 32202

Frederick H. Schultz                                         299,500 (4)                            5.6
50 North Laura Street
Jacksonville, Florida 32202

OTHER DIRECTORS AND NAMED EXECUTIVE OFFICERS:

Edward M. Carey                                               30,500                                *
C. Herman Terry                                                8,475 (5)                            *
Varina M. Steuert                                              3,750                                *
Wayne A. Schreck                                               6,624 (6)                            *
All Executive Officers and Directors as a group            3,997,016 (7)                           74.8

- ------------------------------------
* represents less than 1% of class

(1) Unless otherwise noted, the beneficial owner has sole voting and investment power over the shares listed.

(2) The amount shown includes 45,925 shares allocated to Mr. Wilson's account under the Company's Employee Stock Ownership Plan and Trust (the "ESOP"). Mr. Wilson indirectly owns 3,063,553 shares through the direct ownership of such shares by Wilson Financial Corporation ("Wilson Financial"). Mr. Wilson controls Wilson Financial. Substantially all shares directly owned by Wilson Financial are pledged to various lenders. A change of control of the Company could result from a default by Wilson Financial under these pledges.

(3) The amount shown includes 30,000 shares that Mr. Kirschner has the present right to acquire pursuant to the Company's Non-qualified Stock Option Plan and 40,550 held by retirement plans for Mr. Kirschner's benefit.

(4) The amount shown includes 42,500 shares owned by Mr. Schultz's wife to which Mr. Schultz shares voting and dispositive power; 44,000 shares held directly by a trust as to which Mr. Schultz shares voting power, and 8,000 shares held in a retirement plan as to which Mr. Schultz is a trustee and possesses sole voting and dispositive power.

(5) The shares shown are owned by a trust of which Mr. Terry is a trustee; Mr. Terry shares voting and dispositive powers with respect to these shares.

(6) The amount shown includes 5,623 shares allocated to Mr. Schreck's account under the ESOP. Mr. Schreck also owns 568.75 shares of Class B Common Stock of the Company's life insurance holding company subsidiary, American Financial Acquisition Corporation ("AFAC"), representing approximately 0.9% of AFAC's outstanding common stock.

(7) The amount shown includes 51,548 shares allocated to the accounts of executive officers under the ESOP. The amount shown also includes 30,000 that executive officers and directors have the present right to acquire upon the exercise of stock options. The amount shown also includes 42,500 shares owned by spouses, individually.

                              ELECTION OF DIRECTORS

         As provided in the Bylaws of the Company, the Board of Directors has adopted a resolution fixing the number of directors to be elected at the Annual Meeting of Shareholders at six and has nominated a Board of Directors to be elected to serve for one year and until their successors have been elected and qualified. The Bylaws also provide that the Board of Directors shall have the right at any time during the ensuing year to increase the number of directors up to a maximum of ten and to elect such directors by a majority vote. Unless authority is withheld, the Proxy Committee will vote for the election of the six nominees named below as directors of the Company. Each nominee has consented to being named as such in this Proxy Statement and has agreed to serve if elected. If a nominee should become unavailable, the members of the Proxy Committee may in their discretion vote for a substitute. However, in no event will Proxies be voted for more than six persons. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

         The following table gives the names of the current members of to the Board of Directors, their ages and the years they first became directors. The six nominees for election at the Annual Meeting of Shareholders are the current directors.

        NAME                        AGE       YEAR FIRST BECAME DIRECTOR
        ----                        ---       --------------------------
        J. Steven Wilson             52               1985
        Kenneth M. Kirschner         53               1987
        Edward M. Carey              79               1985
        Frederick H. Schultz         67               1985
        Varina M. Steuert            45               1979
        C. Herman Terry              78               1987

         Mr. Wilson has been Chairman, President and Chief Executive Officer and a director of the Company since August 1985. Mr. Wilson has been Chief Executive Officer and a director of Wickes Lumber Company, a 36% owned subsidiary of the Company ("Wickes"), since November 1991 and Chairman of Wickes since August 1993. Mr. Wilson is also a director of First Industrial Realty Trust, Inc.

         Mr. Kirschner has served as Vice Chairman and Secretary of the Company for more than the past five years. Mr. Kirschner has been a director and Secretary of Wickes since August 1993 and Vice Chairman, General Counsel and Secretary of Wickes since February 1994. For more than the past five years, Mr. Kirschner has been a shareholder of Kirschner, Main, Graham, Tanner & Demont, a Jacksonville, Florida law firm.

         Mr. Carey has been, for more than the past five years, Chairman of the Board of Carey Energy Corporation, a corporation engaged in petroleum and shipping operations.

         Mr. Schultz is a private investor. From 1979 to 1982, Mr. Schultz served as Vice Chairman of the Board of Governors of the Federal Reserve System. He is also a director of American Heritage Life Insurance Company, Barnett Banks, Inc., Southeast-Atlantic Corp., Transco Energy Corp. and Wickes. He currently serves as Chairman of the Jobs and Education Partnership of Enterprise Florida.

         Ms. Steuert has been a private investor for more than the past five years.

         Mr. Terry has been a private investor for more than the past five years.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED
ABOVE.

                  BOARD OF DIRECTORS' MEETINGS AND COMPENSATION

         The Board of Directors in 1995 met twice and acted by unanimous consent on four other occasions; all directors attended more than 75 percent of all meetings of the Board of Directors and the committees on which they served, except Messrs. Carey and Wilson, who each did not attend one meeting of the Board of Directors.

         The Company has standing audit and compensation and committees. The members of the Audit Committee are Messrs. Schultz (chair), and Terry. The Audit Committee reviews and approves the selection of and the services performed by the Company's independent accountants, meets with and receives reports from the Company's financial and accounting staff and independent accountants, and reviews the scope of audit procedures, accounting practices and internal controls. The members of the Compensation Committee are Messrs. Carey (chair) and Kirschner. The Compensation Committee reviews the compensation and other benefits afforded officers and employees of the Company and advises management and the Board of Directors with respect to these matters.

         Directors receive $8,000 per year for their services as directors and an additional $1,000 for each Board meeting attended and $500 for each committee meeting attended. In addition, the chairs of the Audit and Compensation Committees receive $2,000 per year for their services.

                                  MANAGEMENT

         Set forth below is information regarding the executive officers of the
Company:

NAME                   AGE        POSITION               EXECUTIVE OFFICER SINCE
- ----                   ---        --------               -----------------------
J. Steven Wilson       52    Chairman, President and               1985
                             Chief Executive Officer

Kenneth M. Kirschner   53    Vice Chairman and Secretary           1989

Wayne A. Schreck       39    Executive Vice President,             1992
                             Chief Financial Officer and
                             Treasurer; President of
                             American Financial
                             Acquisition Corporation

         For information concerning Messrs. Wilson and Kirschner, see "Election of Directors."

         Mr. Schreck joined the Company as Senior Vice President of the Company's subsidiary, AFAC, in October 1990, and was elected Vice President of the Company in March 1992. Mr. Schreck was then elected Executive Vice President of the Company in 1994, and Chief Financial Officer and Treasurer in 1995. Mr. Schreck is also President of each of the Company's life insurance subsidiaries.

                      REPORT OF THE COMPENSATION COMMITTEE

EXECUTIVE COMPENSATION PHILOSOPHY

         The Company and the Compensation Committee believe that the Company must maintain short and long-term executive compensation plans that enable the Company to attract and retain well-qualified executives and that these plans must also provide a direct incentive for the Company's executives to create shareholder value. The Compensation Committee also believes that in certain circumstances incentives tied to the completion of specific tasks may be appropriate.

         In furtherance of this philosophy, the compensation of the Company's executives generally consists of three components: base salary, annual cash incentives and long-term performance-based incentives. The Company attempts to set base salaries at a level comparable to those set by comparable corporations and in consideration of salaries paid by Wickes. Executives selected to be eligible for annual cash incentives are determined at the beginning of each year, again considering those who will be eligible for bonuses from Wickes. Bonuses are based upon subjective factors. Long-term incentives include participation in the ESOP, which is intended to ensure that the interests of the Company's executives are closely linked to those of shareholders.

         A discussion of certain aspects of these plans follows:

         Annual Cash Incentives. Mr. Schreck's bonus was based upon subjective factors.

         Long-term Incentives. The Company primarily relies on stock options and the ESOP to provide long-term incentives. In addition, in connection with the Company's acquisition of AFAC and its American Founders Life Insurance Company subsidiary, certain individuals, including Mr. Schreck, who were officers of AFAC at the time, acquired shares of AFAC's Class B Common Stock at a cost significantly below that paid by the Company for its shares of Class A Common Stock. See "Principal Security Holders and Security Ownership of Management."

CHIEF EXECUTIVE PAY

         Mr. Wilson, in addition to his duties as Chief Executive Officer of the Company, is Chief Executive Officer of Wickes. The Company considers the compensation paid to Mr. Wilson by Wickes in determining the appropriate level of compensation to be paid by it to Mr. Wilson. Mr. Wilson's total base salary was $698,040 in 1995 including $490,000 paid by Wickes. Mr. Wilson was paid a 1995 cash bonus of $200,000, all of which was paid by the Company. The Company, in setting Mr. Wilson's 1995 cash bonus, considered subjective factors.

 Mr. Wilson participates in only Wickes' long-term incentive plans and the ESOP.

                            Edward M. Carey, Chairman
                              Kenneth M. Kirschner

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1995, Messrs. Carey and Kirschner were the sole members of the Compensation Committee of the Board of Directors. Mr. Kirschner is Vice Chairman and an executive officer of the Company. Mr. Kirschner also is the Company's second largest shareholder. See "Security Ownership of Certain Beneficial Owners and Management." Mr. Kirschner is also Vice Chairman and General Counsel and Secretary of Wickes and a shareholder of Kirschner, Main, Graham, Tanner & Demont, the Company's general counsel. During 1995, this firm rendered services to the Company for which it received fees of approximately $1,025,000, including approximately $442,000 for services rendered to Wickes. See "Certain Relationships and Related Transactions" for a description of (i) purchases by Wickes of products made by a private manufacturer controlled by Messrs. Carey and Kirschner, among others, (ii) a lease between a partnership in which the Company has an interest and this manufacturer and (iii) a loan made by the Company to a company controlled by Mr. Carey.

                             EXECUTIVE COMPENSATION

         The Summary Compensation Table below sets forth a summary of the compensation earned by the Company's executive officers whose total salary and bonus exceeded $100,000 in 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                        ANNUAL COMPENSATION         COMPENSATION
                                             -------------------------------------- -------------
                                                                       OTHER ANNUAL    AWARDS      ALL OTHER
                                               SALARY        BONUS     COMPENSATION    OPTIONS/   COMPENSATION
NAME & PRINCIPAL POSITION            YEAR       ($)           ($)         ($)(1)       SARs(#)       ($)(2)
- -------------------------            ----    ----------    ----------  ------------ ------------- ------------
J. Steven Wilson (3)                 1995     698,040        200,000      12,281        --           12,565
Chairman, President                  1994     700,000        550,000      15,200     100,000(4)       7,108
& CEO of the Company;                1993     455,000        600,000      17,200        --           14,830
Chairman & CEO of Wickes

Kenneth M. Kirschner                 1995     294,000(5)        --         9,000      60,000(4)        --
Vice Chairman and Secretary
 of the Company; Vice Chairman,
General Counsel and Secretary of
Wickes

Wayne A. Schreck                     1995     150,245         40,000        --          --            7,740
Executive Vice President             1994     120,000         40,000       7,200        --            6,304
Chief Financial Officer and          1993     120,022         25,000       7,200        --            9,247
Treasurer; President of AFAC

- -------------------------
(1) Includes unitemized automobile allowance and in the case of Messrs. Wilson and Kirschner, fees for serving on the Company's Board of Directors and for Mr. Wilson gross-up for certain insurance premiums paid by Wickes Lumber Company. Perquisites are not disclosed, as they are minimal.

(2) Includes the Company's contributions to the ESOP allocated to the accounts of the named persons, matching contributions made by the Company for the accounts of the named persons under the Company's Voluntary Investment Plan, and premiums paid by the Company on behalf of the named persons for group term life insurance. Specifically, in 1995, the amounts shown include with respect to these matters: $2,633, $4,620 and $600, respectively for Mr. Wilson, and $2,633, $4,507 and $600, respectively, for Mr. Schreck, 1994 amounts were $1,888, $4,620 and $4,600, respectively, for Mr. Wilson and, $1,888, $3,816 and $600, respectively, for Mr. Schreck, 1993 amounts were $9,733, $4,497 and $600, respectively, for Mr. Wilson and, $4,831, $3,816, and $600, respectively, for Mr. Schreck. Also in 1995, the amount for Mr. Wilson includes $4,712 for long-term disability premiums paid by Wickes Lumber Company.

(3) Includes salary of $490,000 paid by Wickes in 1995, salary of $500,000 and bonus of $350,000 paid by Wickes in 1994, and salary of $255,000 and bonus of $400,000 paid by Wickes in 1993.

(4)      Wickes Lumber Company stock options.

(5)      Paid by Wickes Lumber Company.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table contains information regarding grants by Wickes of stock options to Mr. Kirschner during 1995. No other option grants were made during 1995 by the Company or any of its subsidiaries to any other named executive officer.

                               NUMBER OF         % OF TOTAL                                   POTENTIAL ANNUAL RATES OF
                               SECURITIES       OPTIONAL/SARs    EXERCISE                     STOCK PRICE APPRECIATION
                               UNDERLYING        GRANTED TO       OR BASE                          FOR OPTION TERM
                              OPTIONS/SARs      EMPLOYEES IN      PRICE      EXPIRATION       -------------------------
NAME                           GRANTED(#)        FISCAL YEAR      ($/Sh)        DATE          5%($)             10%($)
- ----                          ------------      -------------     --------   ----------       ------           --------
J. Steven Wilson                   --               --            --             --             --                 --

Kenneth M. Kirschner             60,000             32.1         15.00        1/27/05        566,100          1,434,600

Wayne A. Schreck                   --               --            --             --             --                 --

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

         The following table contains information regarding the values of certain unexercised options to purchase shares of common stock of the Company and Wickes held by the named executive officers at the end of 1995. No options or warrants were exercised by these persons in 1995.

                                                                                 VALUE OF UNEXERCISED
                                  NUMBER OF SECURITIES UNDERLYING               IN-THE MONEY OPTIONS/
                               UNEXERCISED OPTIONS/SARS AT FY-END (#)         OPTIONS/SARS AT FY-END ($)
                               --------------------------------------       --------------------------------
NAME                                 EXERCISABLE/UNEXERCISABLE                 EXERCISABLE/UNEXERCISABLE
- ----                           --------------------------------------       --------------------------------
J. Steven Wilson                     16,000/84,000(1)                                     0/0

Kenneth M. Kirschner                    0/60,000(1)                                       0/0

Wayne A. Schreck                            0/0                                           0/0

(1)  These options were granted by Wickes.

                       LONG-TERM INCENTIVE PLANS - AWARDS
                               IN LAST FISCAL YEAR

         The following table contains information regarding a long-term incentive award made to Mr. Kirschner in 1995 under Wickes' 1994-5 Senior Executive Compensation Package. No other long-term incentive awards were made during 1995 by the Company or any of its subsidiaries to any other named executive officer.

                                                                       ESTIMATED FUTURE PAYMENTS UNDER NON-STOCK
                                                                                   PRICE-BASED PLANS (1)
                                                                    -------------------------------------------------
                          PERFORMANCE OR OTHER PERIOD               THRESHOLD             TARGET              MAXIMUM
NAME                      UNTIL MATURATION OR PAYOUT                ($ OR #)             ($ OR #)            ($ OR #)
- ----                    --------------------------------            --------             --------            --------
J. Steven Wilson                                                         -                    -                   -

Kenneth M. Kirschner            January 1, 1999                     $64,000             $160,000            $480,000

Wayne A. Schreck                                                         -                    -                   -

(1) Payable under a Long-Term Performance Bonus Agreement providing for payment after January 1, 1999 based upon Wickes' compound annual growth rate in net sales from 1993 through 1998 and Wickes' 1998 operating income as a percentage of net sales. For a general description of the formula to be applied in determining the amount payable and other terms and conditions of the award, see "Long-Term Compensation - Wickes 1994-5 Senior Executive Compensation Package."

LONG-TERM COMPENSATION

         As previously described, the Company provides long-term incentives primarily through the ESOP and through incentive and other stock options.

         ESOP. The ESOP invests in the Company's Common Stock for the benefit of its employees. Each participant shares in the Company's contributions based upon his or her compensation for the year and vests in his or her account over seven years. At March 31, 1996, the ESOP held an aggregate of 304,751 shares of the Company's Common Stock, and 211,461 of these shares had been allocated to participants' accounts.

         Wickes 1994-5 Senior Executive Compensation Plan. Under the Wickes Lumber Company 1993 Long- Term Incentive Plan (the "Wickes Incentive Plan"), officers and key employees of Wickes, its parent and subsidiary corporations can be granted (either alone or in tandem) stock options, stock appreciation rights, restricted shares, performance shares or performance units. During 1994, Wickes adopted under the Wickes Incentive Plan, the Wickes Lumber Company 1994-5 Senior Executive Compensation Package (the "Wickes Package"). During 1995, Wickes granted Mr. Kirschner a Wickes Package award. The Wickes Package includes Long-Term Stock Options to purchase shares of Wickes' common stock at an exercise price per share equal to the higher of $15.00 or the fair market value of Wickes' common stock on the date of grant. The Wickes Package also includes the opportunity to receive performance bonuses generally payable after the end of Wickes' fiscal year 1998. If a recipient of a Wickes Package award has remained in the continuous employ of Wickes from the date of his grant to the end of Wickes' fiscal year 1998, and if Wickes meets the minimum performance tests, he or she will have earned a Long-Term Performance Bonus equal to his or her Target Bonus multiplied by a Bonus Percentage. The Bonus Percentage is determined as a function of (i) Wickes' compound annual growth rate in net sales during 1994 through 1998 and (ii) the level of Wickes' operating income in 1998 as a percentage of 1998 net sales. If Wickes meets the minimum performance tests, the minimum Bonus Percentage will be 40 percent. If Wickes does not meet the minimum performance tests, no Long-Term Performance Bonus will be earned. The maximum Bonus Percentage will be 150 percent. In addition, the Long-Term Performance Bonus will be increased to as much as double based upon the rate of increase, if any, in the trading price of Wickes common stock per share at the end of Wickes' fiscal 1998 over $15.00.

EMPLOYMENT AGREEMENTS

         The Company and Mr. Kirschner have entered into an agreement pursuant to which Mr. Kirschner will serve as President and Chief Executive Officer of the Company in the event that Mr. Wilson is unable to perform the duties of those offices by reason of his death or disability. Mr. Kirschner's compensation under this agreement is to be generally equivalent to that of Mr. Wilson's from the Company at the time. This agreement provides for a lump sum payment to Mr. Kirschner equal to two years compensation in the event his employment is terminated without cause or he resigns after a change in control of the Company.

         The Company has entered into an employment agreement with Mr. Wilson with respect to his employment by the Company during 1996. Pursuant to this agreement, Mr. Wilson received his entire 1996 salary at his 1995 rate of $208,040 in advance and received an advance against his 1996 bonus equal to the amount of his 1995 bonus of $200,000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In February, April and June of 1995 the Company advanced Wilson Financial an aggregate of $900,000 and Wilson Financial granted the Company an option to acquire at exercise prices ranging from $5.88 to $6.31 per share the number of shares of the Company's common stock equal to the amount of such advance and related interest outstanding divided by the exercise price. Effective June 30, 1995, the Company elected to exercise its option on these advances acquiring 150,680 common shares at an aggregate exercise price of $918,310 by canceling the advances and related interest with Wilson Financial previously discussed. In addition, the Company purchased 23,000 common shares for an aggregate price of $125,235 in October 1995 and 27,778 common shares for an aggregate price of $125,000 in November of 1995 from Wilson Financial. For information concerning certain advances during 1996 pursuant to an employment agreement with Mr. Wilson, see "Executive Compensation - Employment Agreements."

         Riverside and Messrs. Wilson, Kirschner, Schultz and Carey control a private manufacturer that supplies stair parts, primarily through independent distributors, to building materials retailers including Wickes. During 1995, Wickes purchased approximately $1,800,000 of this manufacturer's products at prices generally available from the third party distributors from which the products were obtained. The Company also owns a $1,000,000 note, $500,000 liquidation preference of redeemable preferred stock and certain warrants of affiliates of this manufacturer. In 1995, the Company wrote off the entire $1,500,000 carrying value of these securities.

         Mr. Kirschner, a director and executive officer of the Company and Wickes, is a shareholder of Kirschner, Main, Graham, Tanner & Demont, a Jacksonville, Florida law firm which is general counsel to the Company. During 1995 the Company paid Kirschner, Main, Graham,Tanner & Demont approximately $1,025,000 for legal services provided to the Company, including approximately $442,000 for services rendered to Wickes.

         On February 10, 1995, the Company made a loan of $225,000 to a company owned by Mr. Carey, a director of the Company. The Company has received interest payments of $13,555 representing the interest on this loan for the 1995 calendar year. On March 29, 1996, the Company loaned an additional $154,114 to Mr. Carey's company, $4,114 of which was retained for 1996 accrued interest on the original loan. Both loans bear interest at a rate of 7.5% and presently are scheduled to mature on May 14, 1996, with an option to extend an additional 60 calendar days subject to certain conditions.

         In 1995 the Company and its subsidiaries paid affiliates of Mr. Wilson $667,000 for use of a corporate aircraft and real estate management services, including $613,000 paid by Wickes for use of the aircraft. The affiliates of Mr. Wilson paid the Company $202,000 for management services and reimbursement of salary expenses paid by the Company. The intercompany balance resulting from these transactions fluctuates from time to time as a result of normal operations. The largest amount of this intercompany balance owed to the Company during 1995 was $86,672 and at December 31, 1995, there was a net intercompany balance receivable from these affiliates of approximately $57,571.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Based solely upon the Company's review for Forms 3, 4 and 5 and amendments thereto furnished to the Company, each officer, director or beneficial holder of more than 10 percent of the Company's Common Stock filed on a timely basis the reports required under Section 16(a) of the Securities Exchange Act of 1934 during or with respect to 1995, except that Mr. Wilson and Wilson Financial each filed late (by five days) one Form 4 and reported late one transaction.

                              APPROVAL OF AUDITORS

         The Board of Directors recommends approval of the appointment of Coopers & Lybrand L.L.P. certified public accountants, as the independent auditors of the Company for the year ending December 31, 1996. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Shareholders. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

         The graph below compares the performance of the Company's Common Stock with the NASDAQ Stock Market Index and the NASDAQ Insurance Stock Index by showing the cumulative total return, through December 31, 1995, an investor would have received on each from investing $100 in each on December 31, 1990, and reinvesting all dividends received.

                                   1990       1991        1992       1993        1994       1995
                                   ----       ----        ----       ----        ----       ----
Riverside Group, Inc.             $100.00    $106.67     $80.00     $183.33    $140.00    $ 90.00
NASDAQ Stock Market Index         $100.00    $160.56    $186.87     $214.51    $209.69    $296.30
NASDAQ Insurance Stock Index      $100.00    $140.97    $190.79     $204.06    $192.04    $272.85

                                  OTHER MATTERS

         The enclosed Proxy confers upon the Proxy Committee is discretionary authority to vote the shares represented thereby in accordance with their best judgment with respect to any other matters which may come before the meeting. The Board of Directors does not know of any such matters; however, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

                              SHAREHOLDER PROPOSALS

         Securities and Exchange Commission regulations permit shareholders to submit proposals for consideration at the Company's annual meetings of shareholders. Any such proposals for the Company's annual meeting of shareholders to be held in 1997 must be submitted in writing to the Company no later than December 30, 1996, and must comply with applicable regulations of the Securities and Exchange Commission in order to be included in the proxy materials relating to that meeting.

                            EXPENSES OF SOLICITATION

         The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or by telegraph, by employees of the Company, without additional compensation. The Company does not expect to pay any compensation for the solicitation of the proxies but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy materials to the principals and obtaining their proxies.

         SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING. SHAREHOLDERS PRESENT AT THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON. PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

DATED: APRIL 29, 1996

                               [FRONT OF CARD]

                            RIVERSIDE GROUP, INC.

  PROXY SOLICITED BY BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS

                                MAY 20, 1996

The undersigned hereby constitutes and appoints Kenneth M. Kirschner and
J. Steven Wilson, and each of them, the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) (the "Proxy Agents"), to vote all of the shares of Riverside Group Inc. owned by the undersigned on April 24, 1996 at the Annual Meeting of Shareholders of the Company. The meeting will be held at 8:30 a.m., Central Daylight Time, on May 20, 1996 at the executive offices of Wickes Lumber Company, 706 Deerpath Drive, Vernon Hills, Illinois, (including adjournments), with all powers that the undersigned would possess if personally present.


                  (continued and to be signed on reverse side)

                                [BACK OF CARD]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE AND FOR THE PROPOSAL.
                                                        Please mark
                                                        your vote as
                                                        indicated in
                                                        this example  /X/
1.  ELECTION OF DIRECTORS

        WITH AUTHORITY             WITHHOLD
        to vote for all            AUTHORITY
        nominees listed         to vote for all
       (except as marked           nominees
        to the contrary)            listed

             /  /                    /  /

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

                                    NOMINEES

EDWARD M. CAREY                 J. STEVEN WILSON        KENNETH M. KIRSCHNER
FREDERICK H. SCHULTZ            VARINA M. STEUERT       C. HERMAN TERRY


2.  PROPOSAL TO APPROVE THE APPOINTMENT OF COOPERS
    & LYBRAND L.L.P. AS INDEPENDENT AUDITORS.

        FOR         AGAINST         ABSTAIN
        / /           / /             / /

Should any other matter requiring a vote for the Shareholders arise, the above-named Proxy Agents, and each of them, are authorized to vote the shares represented by this Proxy as their judgment indicates is in the best interest of Riverside Group, Inc.

IMPORTANT: Please date this Proxy and sign exactly as your name or names appear hereon. If shares are held jointly, both owners must sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full title.


___________________________________________________________
Signature of Shareholder

___________________________________________________________
Signature of Shareholder

Dated: ____________________________________________________, 1996

PLEASE RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.